Exhibit 10.1

March 25, 2024

Mr. Savneet Singh
c/o PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413

Re:	Amendment to Amended and Restated Employment Letter: Service as Chief Executive Officer

Dear Savneet:

This Amendment (“Amendment”) sets forth certain amendments to the Amended and Restated Employment Agreement dated May 9, 2023 (“Employment Letter”) between you and PAR Technology Corporation (the “Company”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Employment Letter. You and the Company agree that as of the Effective Date (defined below) the Employment Letter is amended as follows:

1.          The Company shall no longer be obligated to procure and pay the premiums for an individual term life insurance policy on your life providing for death benefits in the amount of $5 million; and

2.          The Company shall pay up to $2,000 (decreased from $15,000) for an annual executive-level physical and diagnostic medical examination at a medical institution of your choosing.

Except as set forth in this Amendment and amended hereby, all other terms and provisions of the Employment Letter shall remain unchanged and in full force and effect.

If you agree with the terms and conditions of this Amendment, please evidence your agreement by countersigning and dating this Amendment in the space indicated and return it to me. Your signature will acknowledge that you have read and understand and agree to the terms and conditions of this Amendment. This Amendment shall be effective on the date of your countersignature on this Amendment (“Effective Date”).

[Signature Page Immediately Follows]

Feel free to contact me if you have questions or if you need any additional information.

Sincerely,

By:	/s/ Bryan A. Menar
Name:	Bryan A. Menar
Title:	Chief Financial Officer

Accepted and Agreed to:

/s/ Savneet Singh
Savneet Singh

Dated:	3/25/2024